EXHIBIT 10.21

First Amendment to

Stericycle, Inc. Employee Stock Purchase Plan

The Stericycle, Inc. Employee Stock Purchase Plan (the “Plan”) is amended as follows pursuant to the authority of the Board of Directors of Stericycle, Inc. under Paragraph 8.2 of the Plan:

1.  Minimum Holding Period. The definition of “Minimum Holding Period” in Article 2 of the Plan is amended to read as follows:

Minimum Holding Period means, in respect of Option Shares acquired by a Participant in an Offering that began prior to July 1, 2002, the period beginning on the Last Day of the Offering and ending on the second anniversary of the First Day of the Offering. There shall not be a Minimum Holding Period in respect of Option Shares acquired by a Participant in an Offering that begins after June 30, 2002.

2.  Conforming Changes. To reflect the change in the definition of Minimum Holding Period, Paragraphs 7.2 and 7.3 of the Plan are amended to read as follows:

7.2    Certificate Requests. The following provisions shall apply to the issuance of certificates for Option Shares:

(a)  In the case of Option Shares acquired by a Participant in an Offering that began prior to July 1, 2002, the Participant may request, once each calendar year or more frequently as the Plan Administrator allows, the issuance of a stock certificate or certificates representing all or any portion of the Option Shares then credited to his or her Account for the Minimum Holding Period. The Plan Administrator, in its discretion, may permit the Participant’s withdrawal of all or any portion of his or her Option Shares prior to the expiration of the Minimum Holding Period upon the Participant’s demonstration of a Hardship to the Plan Administrator’s satisfaction.

(b)  In the case of Option Shares acquired by a Participant in an Offering that begins after June 30, 2002, the Participant may request, at any time, the issuance of a stock certificate or certificates representing all or any portion of the Option Shares then credited to his or her Account.

(c)  All certificates issued to Participants (for example, Participants who are affiliates) shall bear any restrictive endorsements that the Company considers necessary to comply with applicable federal and state securities laws.

7.3    Termination of Employment. Upon the termination of a Participant’s employment for any reason, the Participant shall be issued a stock certificate or certificates representing all of the Option Shares then credited to his or her Account or, in the case of Option Shares acquired by a Participant in an Offering that began prior to July 1, 2002, all of the Option Shares then credited to the Participant’s Account for the Minimum Holding Period. A stock certificate or certificates representing any Option Shares then credited to the Participant’s Account for less than the Minimum Holding Period shall be issued to the former Participant upon the expiration of the Minimum Holding Period.

3  Effective Date. This Amendment shall be effective as of February 5, 2002.

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